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                            December 30, 2022

       Ann Fox
       President, Chief Executive Officer and Director
       Nine Energy Service, Inc.
       2001 Kirby Drive, Suite 200
       Houston, Texas 77019

                                                        Re: Nine Energy
Service, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed December 23,
2022
                                                            File No. 333-268999

       Dear Ann Fox:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Claudia
Rios, Staff Attorney, at (202) 551-8770 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Energy & Transportation
       cc:                                              Matt Pacey, Esq.